UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 23, 2018 (March 21, 2018)

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12209	34-1312571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Throckmorton, Suite 1200 Ft. Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (817) 870-2601

(Former name or former address, if changed since last report):  Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	□

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  □

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Consistent with Range Resources Corporation’s (the “Company”) previously announced succession plan, Mr. Roger S. Manny and the Company have entered into a severance agreement pursuant to which Mr. Manny will retire from the Company and his position of Executive Vice President and Chief Financial Officer effective on May 16, 2018 when the Company expects to name Mark Scucchi to the position of Senior Vice President and Chief Financial Officer. In consideration of Mr. Manny’s tenure and service to the Company as well as his development and facilitation of the succession for his position, the Compensation Committee of the Company awarded Mr. Manny a cash severance payment in the amount he would receive in the event of a change in control, such amount equal to 2.5 times the sum of his annual salary and the average of his annual bonus for the previous three years. The severance agreement also sets forth usual terms applicable to the departure of an executive of the Company including a release of the Company, provisions protecting the Company’s confidential information and preventing the solicitation of employees of the Company and its subsidiaries.

On March 23, 2018, Mary Ralph Lowe provided notice to the Company that she is retiring from the Board of Directors at its 2018 annual meeting of shareholders. The Company thanks Ms. Lowe for her valuable service and guidance provided to the Board over the last five years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGE RESOURCES CORPORATION

By:	/s/ David P. Poole
Senior Vice President-General
Counsel and Corporate Secretary

Date:  March 23, 2018